Date: September 13, 2005

KCS, TFM, GTFM, and Grupo TMM Reach Settlement Agreement with Mexican Government
Regarding VAT Refund Certificate and Put Obligation

Kansas City, MO – Kansas City Southern (KCS)(NYSE: KSU) announced that it and its subsidiaries TFM, S.A. de C.V. (TFM) and Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. (GTFM), along with the Mexican holding company Grupo TMM, S.A. (Grupo TMM), have entered into a settlement agreement with the Mexican government today, resolving the controversies and disputes between the companies and the Government concerning the payment of a value added tax (VAT) refund to TFM and the purchase of the remaining shares of TFM owned by the Mexican government. As a result of the settlement, KCS and its subsidiaries now own 100% of GTFM and TFM shares; the potential obligation of KCS, GTFM, and Grupo TMM to acquire the Mexican government’s remaining 20% ownership of TFM has been eliminated; and the legal obligation of the Mexican government to issue the VAT refund to TFM has been satisfied. Part of the value of the VAT refund was used to purchase the TFM shares and to cover taxes related to the settlement. There will be no cash payment made by any party under the settlement agreement. In addition, the parties entered into mutual releases of all existing and potential claims relating to the VAT refund and the Put obligation, and agreement to dismiss all of the existing litigation between the parties within the next three days.

“We are very pleased with the settlement announced by the Mexican government today and believe it accomplishes all of the objectives that KCS had hoped to achieve in this negotiation” said Michael R. Haverty, Chairman, President and CEO of KCS. “This settlement brings closure to this dispute. It will be good for the Mexican government, the Mexican people and for KCS’ shareholders. Now we can move forward with our ongoing capital investments in TFM, and focus on providing outstanding rail service along the NAFTA rail corridor.”

With this resolution of TFM’s VAT claim, KCS will be required to make a contingent payment to Grupo TMM in accordance with the terms of the December 15, 2004 Amended and Restated Acquisition Agreement (ARAA).

In accordance with the rules and regulations of the US Securities and Exchange Commission, KCS, GTFM and TFM will file a translation of the settlement agreement with a Form 8-K as a new material agreement.

Headquartered in Kansas City, MO, KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company and The Texas-Mexican Railway Company, serving the central and south central U.S. Its international holdings include TFM, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

Contact:

U.S. Media
Warren K. Erdman
816-983-1454
warren.k.erdman@kcsr.com

Investors
William H. Galligan
816-983-1551
william.h.galligan@kcsr.com

Mexico
Gabriel Guerra
011-525-55-208-0860
gguerra@gcya.net